Exhibit 3.1

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

YODLEE, INC.

Yodlee, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is Yodlee, Inc. The corporation was originally incorporated under the name Yodlee.com, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 16, 1999.

B. This Eleventh Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Eleventh Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

D. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I.

The name of the corporation is Yodlee, Inc. (the “Company”).

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The Company is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares which the Company is authorized to issue is 424,657,824 shares, $0.001 par value. The number of shares of Common Stock (“Common Stock”) which the Company is authorized to issue is 278,000,000 shares and the number of shares of Preferred Stock (“Preferred”) which the Company is authorized to issue is 146,657,824 shares, 74,369,367 of which shall be designated as “Series AA Preferred,” 56,288,457 of which shall be designated as “Series BB Preferred,” 8,000,000 of which shall be designated as “Series CC Preferred,” and 8,000,000 of which shall be designated as “Series DD Preferred.”

ARTICLE V.

The relative rights, preferences, privileges, and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

1. Dividends. No dividends or other distributions shall be paid with respect to the Common Stock or any other stock ranking on liquidation junior to the Preferred, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend or distributions with respect to the Preferred has been paid (such equivalent dividend shall mean: (a) with respect to dividends paid with respect to Common Stock, each share of Preferred shall receive a dividend or distribution equal to the product of (x) the amount of the dividend or distribution payable with respect to each share of Common Stock (on an as converted basis) multiplied by (y) the number of shares of Common Stock issuable upon conversion of such share of Preferred as of the payment date for such dividend or distribution, at the then-applicable Conversion Rate, and (b) with respect to any other junior stock, each share of Preferred shall receive a dividend or distribution equal to the amount of the dividend or distribution payable with respect to each share of junior stock). In the event an equivalent dividend or distribution with respect to the Preferred is paid, all holders of the Preferred will participate in such dividend or distribution on a pro-rata, pari passu basis.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution, or winding up of the Company (a “Liquidation”), either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

(i) The holders of the Series DD Preferred, Series CC Preferred and Series BB Preferred shall be entitled to receive on a pro-rata, pari passu basis, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series AA Preferred and Common Stock, by reason of their ownership of such stock, the amount of $1.25 for each share of Series DD Preferred, the amount of $1.25 for each share of Series CC Preferred and the amount of $0.65 for each share of Series BB Preferred (each, as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series DD Preferred, Series CC Preferred and the Series BB Preferred) and, in addition, an amount equal to all declared but unpaid dividends on the Series DD Preferred, Series CC Preferred and the Series BB Preferred. If the assets and funds thus distributed among the holders of the Series DD

Preferred, Series CC Preferred and the Series BB Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Series DD Preferred, Series CC Preferred and the Series BB Preferred in the same proportion as the relative aggregate amounts to which such holders otherwise would have been entitled pursuant to this Section 2(a)(i).

(ii) If the holders of the Series DD Preferred, Series CC Preferred and the Series BB Preferred have been paid in full the amounts provided in Section 2(a)(i), the holders of the Series AA Preferred shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets or surplus funds of the Company to the holders of the Common Stock, by reason of their ownership of such stock, the amount of $0.65 for each share of Series AA Preferred (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series AA Preferred) and, in addition, an amount equal to all declared but unpaid dividends on the Series AA Preferred. If after payment in full to the holders of the Series CC Preferred and the Series BB Preferred of the amounts provided in Section 2(a)(i), the remaining assets and funds thus distributed among the holders of the Series AA Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then such remaining assets and funds of the Company legally available for distribution shall be distributed pro-rata among the holders of the Series AA Preferred in the same proportion as the relative aggregate amounts to which such holders otherwise would have been entitled pursuant to this Section 2(a)(ii).

(iii) Upon the completion of the distributions set forth in Sections 2(a)(i) and 2(a)(ii), if assets remain in the Company, the remaining assets of the Company available for distribution to stockholders shall be distributed ratably among the holders of Common Stock. Upon liquidation, shares of Preferred shall not be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, to which the holders of Common Stock are entitled without first foregoing participation in the distribution, or series of distributions, as holders of shares of Preferred.

(b) For purposes of this Section 2, a merger or consolidation of the Company with or into any other corporation or corporations whereupon the stockholders of the Company shall own less than a majority of the voting securities of the surviving or resulting corporation or its parent, or the merger of any other corporation or corporations into the Company whereupon the stockholders of the Company shall own less than a majority of the voting securities of the surviving corporation or its parent, in which consolidation or merger the stockholders of the Company receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Company, or the undertaking by the Company of a transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of, shall be treated as a “Liquidation”; provided that the Preferred may, by the affirmative vote or written consent of at least 66 2/3% of the voting power of the Preferred (voting together as a single class, on an as converted to Common Stock basis), elect for a transaction described in this Section 2(b) to not be treated as a “Liquidation” with respect to such Preferred.

(c) Any securities to be delivered pursuant to Section 2(b) above shall be valued as follows:

(i) securities not subject to investment letter or other similar restrictions on free marketability:

(A) if traded on a nationally recognized securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

(B) if actively traded over-the-counter or through an automated dealer quotation system, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

(C) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Company (the “Board of Directors”) and the holders of a majority-in-interest of the then outstanding Preferred.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs 2(c)(i)(A), (B), or (C) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the then outstanding Preferred.

(d) As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to the repurchase by the Company of shares of Common Stock issued to or held by employees or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of repurchase.

3. Reserved.

4. Conversion of Preferred. The holders of the Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Optional Conversion.

(i) Right to Convert to Common Stock. Each share of Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issue Price (as defined below) of the Preferred by the Conversion Price (as defined below) of the Preferred, adjusted as hereinafter provided, in effect at the time of conversion.

(ii) Definitions. The “Issue Price” of the Series DD Preferred and Series CC Preferred shall be $1.25 and the Series AA Preferred and Series BB Preferred shall be $0.65. The “Conversion Price” of the Series DD Preferred and Series CC Preferred shall be $1.25 and the Series AA Preferred and Series BB Preferred shall be $0.65 as of the Original Issue Date. The Conversion Price and Conversion Rate shall be subject to further adjustment as hereinafter provided. The ratio obtained by dividing the applicable Issue Price by the applicable Conversion Price adjusted as hereinafter provided, in effect at the time of conversion shall be the “Conversion Rate” with respect to the Series DD Preferred, Series CC Preferred, Series AA Preferred or the Series BB Preferred, as the case may be.

(b) Automatic Conversion. Each share of Preferred shall automatically be converted into shares of Common Stock at its then effective Conversion Rate upon either (i) the date of the closing (the “Public Offering Closing Date”) of a firm commitment underwritten public offering (the “Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with a public offering price of not less than $1.93 per share (as adjusted for stock splits, stock dividends or distributions, recapitalizations, and similar events) and $30,000,000 in cash proceeds to the Company, net of underwriting discounts and commissions (a Public Offering satisfying both of such thresholds, a “Qualified Public Offering”) or (ii) the written consent of the holders of at least a majority of the then outstanding Preferred. In the event of the automatic conversion of the Preferred in connection with a Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred shall be deemed to have converted such Preferred immediately prior to the closing of such sale and issuance of securities.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock, issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common Stock, to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion on the Public Offering Closing Date or the effective date of such written consent, as the case may be, and the person or persons entitled to receive the shares of Common Stock, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments for Dilutive Issuances.

(i) Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase, or otherwise acquire either Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the date on which the first share of Series DD Preferred was first issued.

(C) “Convertible Securities” shall mean shares (other than the Common Stock) convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares (including reissued shares) of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Company after the Original Issue Date, other than shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) or issuable at any time:

(1) upon conversion of the shares of the Preferred authorized herein, or upon conversion of Convertible Securities; provided that such Convertible Securities shall be deemed to be Additional Shares of Common Stock;

(2) to officers, directors and employees of, and consultants to, the Company or any subsidiary thereof pursuant to plans, arrangements or agreements approved by the Board of Directors or upon exercise of any Option granted to such parties pursuant to any such plan, arrangement or agreement;

(3) to suppliers, licensors of technology, lessors, lenders and other providers of goods and services to the Company or to strategic alliance partners of the Company, as may be approved by the Board of Directors;

(4) to the sellers (and not as financing for) in connection with an acquisition of another entity or assets of another entity by the Company pursuant to any plan or arrangement as may be approved by the Board of Directors (not to exceed 5% of the then outstanding shares of the Company on an as-converted basis (assuming the exercise of outstanding Options));

(5) securities offered and sold pursuant to a registration statement filed under the Securities Act in connection with a Qualified Public Offering or a Public Offering upon the closing of which the Preferred shall have automatically converted;

(6) as a dividend or distribution on the Preferred, or any event for which adjustment is made pursuant to subparagraph (d)(iv), (d)(v) or (d)(vi) hereof;

(7) upon the exercise of Options outstanding on the Original Issue Date;

(8) pursuant to any transaction approved in writing by (i) with respect to subparagraph (d)(ii)(A), the holders of a majority of the outstanding Preferred, and (ii) with respect to subparagraph (d)(ii)(B), the holders of a majority of the outstanding Series DD Preferred; or

(9) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8) or this section (9), or on shares of Common Stock so excluded.

(E) “Series DD Initial Sale Date” shall mean the date upon which the first sale and issuance of the Series DD Preferred occurs.

(F) “Full Ratchet Adjustment Date” shall mean the earlier of (1) the date of the automatic conversion of the Series DD Preferred into Common Stock pursuant to Section 4(b), (2) the closing of a Liquidation, or (3) the date of the Full Ratchet Expiration.

(G) “Full Ratchet Expiration” shall be deemed to occur upon the earlier of (1) the purchase from the Company on the terms set forth in the Series DD Purchase Preferred Stock Purchase Agreement, dated as of April     , 2012, of at least 4,000,000 shares of Series DD Preferred (as adjusted for any stock splits, stock dividends or distributions, recapitalizations, and similar events affecting the Series DD Preferred) by one or more investors other than Warburg Pincus Private Equity VIII, L.P., Accel Internet Fund III L.P., Accel Investors “99 L.P., Accel VII L.P., Institutional Venture Partners X, L.P., Institutional Venture Partners X, GmbH & Co. Beteilgungs KG, Institutional Venture Partners XI, L.P., Institutional Venture Partners XI, GmbH & Co. Beteiligungs KG, or any of their respective successor funds or affiliates, (2) the Full Ratchet Adjustment Date, immediately after the occurrence of the Full Ratchet Adjustment, or (3) the second anniversary of the Series DD Initial Sale Date.

(H) “Post-Closing Additional Shares” shall mean all Additional Shares of Common Stock issued during the period of time following the Series DD Initial Sale Date but prior to the Full Ratchet Expiration.

(ii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A) Subject to the provisions of Section 4(d)(ii)(B), in the event the Company shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and

the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purposes of this Section 4(d)(ii)(A), all shares of Common Stock issued or issuable upon conversion of the then outstanding Preferred or upon exercise of all then outstanding Options (and conversion of any Preferred issuable upon such exercise) and conversion of all outstanding Convertible Securities shall be deemed to be outstanding.

(B) Until the occurrence of the Full Ratchet Expiration, in the event the Company shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price for the Series DD Preferred in effect immediately prior to such issue, the Conversion Price for the Series DD Preferred shall not be reduced pursuant to Section 4(d)(ii)(A), but instead a one-time modification to the Conversion Price for the Series DD Preferred shall occur on the Full Ratchet Adjustment Date (the “Full Ratchet Adjustment”), prior to any Full Ratchet Expiration otherwise occurring on such date, to a price determined by dividing (1) the total consideration received by the Company for all Post-Closing Additional Shares, by (2) the number of all Post-Closing Additional Shares; provided, however, that if any such modification of the Conversion Price of the Series DD Preferred would result in an increase of the Conversion Price of the Series DD Preferred, the Conversion Price of the Series DD Preferred shall not be so modified. No adjustment to the Conversion Price for the Series DD Preferred will occur pursuant to this Section 4(d)(ii)(B) prior to the Full Ratchet Adjustment Date and all shares of Series DD Preferred that are voluntarily converted to Common Stock pursuant to Section 4(a) prior to the Full Ratchet Adjustment Date will not be entitled to any of the benefits, including, without limitation, the right to receive additional shares of Common Stock upon conversion of the Series DD Preferred, to which the holders of Series DD Preferred may be entitled as a result of the modification, if any, of the Conversion Price of the Series DD Preferred that occurs on the Full Ratchet Adjustment Date. Upon the Full Ratchet Expiration, no additional adjustments to the Conversion price shall occur pursuant to the provisions of this Section 4(d)(ii)(B) and the Conversion Price of the Series DD Preferred shall instead be subject to adjustment pursuant to the provisions of Section 4(d)(ii)(A) for any issuance of Additional Shares of Common Stock that occurs after the Full Ratchet Expiration and triggers adjustments thereunder.

(iii) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company without any deduction for commissions and excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. In the case of issuance of Options or Convertible Securities, the following provisions shall apply for all purposes of Section 4(d):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options shall be deemed to be Additional Shares of Common Stock issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraph 4(d)(iii)(A)), if any, received by the Company upon the issuance of such Options plus the exercise price provided in such Options for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion or in exchange for such Convertible Securities or upon the exercise of Options to purchase or subscribe for such Convertible Securities and subsequent conversion or exchange thereof shall be deemed to be Additional Shares of Common Stock issued at the time such Convertible Securities were issued or such Options were issued and for a consideration equal to the consideration, if any, received by the Company for any such Convertible Securities and related Options (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such Convertible Securities or the exercise of any related Options (the consideration in each case to be determined in the manner provided in subparagraph 4(d)(iii)(A)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Company upon exercise of such Options or upon conversion of or in exchange for such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price to the extent in any way affected by or computed using such options, rights, or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.

(4) Upon the expiration of any such Options, the termination of any such rights to convert or exchange or the expiration of any Options related to such Convertible Securities, the Conversion Price to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Convertible Securities which remain in effect) actually issued upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subparagraphs 4(d)(iii)(B)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subparagraph 4(d)(iii)(B)(3) or (4). No readjustment pursuant to Section 4(d)(iii)(B)(3) or (4) shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price on the original adjustment date as adjusted as a result of any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustments for Subdivisions or Combinations of or Stock Dividends on Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Common Stock, or the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, the Conversion Rate then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately increased based on the ratio of (A) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend to (B) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Rate then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased on the same basis.

(v) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in (A) securities of the Company or other entities (other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 1), (B) evidences of indebtedness issued by the Company or other persons, or (C) assets (excluding cash dividends) or options or rights not referred to in subparagraph 4(d)(iii)(B), then and in each such event provision shall be made so that the holders of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such distribution which they would have received had their Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred.

(vi) Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time the Common Stock issuable upon conversion of the Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above or in Section 2(b)), the Conversion Rate then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted such that the Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Preferred shall thereafter be entitled to receive upon conversion of the

Preferred the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

(e) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred; provided, however, that the Company may make such amendments to this Certificate of Incorporation as made in compliance with Section V of this Article V and Article XV hereof.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or Conversion Rate pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred holding shares of a Series of Preferred affected by such adjustment or readjustment a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock, and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred.

(g) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred, in addition to such other remedies as shall be available to the holder of such Preferred the Company will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(h) Notices of Record Date. In the event that the Company shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(i) to offer for subscription pro-rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to effect a transaction described in Section 2(b), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such an event, the Company shall send to the holders of the Preferred:

(A) in the case of the matters referred to in (i) and (ii) above at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right); and

(B) in the case of the matters referred to in (iii) and (iv) above at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier);

provided, however, that the notice period described in (A) and (B) above may be shortened or eliminated upon the written consent or vote of the holders of a majority of the then outstanding Preferred, voting together as a single class on an as-converted to Common Stock basis.

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred at the address for each such holder as shown on the books of the Company.

5. Covenants.

(a) The Company shall not take any of the following actions without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least 66-2/3%, except as provided below, of the then outstanding shares of Series BB Preferred; provided, however, that with respect to Sections 5(a)(i), 5(a)(ii) and 5(a)(iii), the Company shall not take such actions without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least 66-2/3%, except as provided below, of the then outstanding shares of Series BB Preferred and Series CC Preferred (such Series BB Preferred and Series CC Preferred voting or acting by written consent as a single class, on an as converted to Common Stock basis, except as may otherwise be required by law):

(i) create, authorize or issue, whether by reclassification or otherwise, any new class or series of stock having rights, preferences or privileges ranking pari passu or senior to the Series BB Preferred or Series CC Preferred, unless such new class or series of stock is created, authorized or issued for the purpose of a financing transaction involving the sale of the Company’s securities for capital raising purposes and the Company has complied with the terms and conditions of any right of first offer with respect to such financing transaction, in which event the Company shall only be required to obtain the prior approval (by vote or written consent as provided by law) of the holders of at least 33-1/3% of the then outstanding shares of Series BB Preferred and Series CC Preferred (such Series BB Preferred and Series CC Preferred voting or acting by written consent as a single class, on an as converted to Common Stock basis, except as may otherwise be required by law);

(ii) amend or repeal any provision of, or add any provision to, the Company’s Certificate of Incorporation or Bylaws if such action would adversely alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series BB Preferred and Series CC Preferred; provided, however, that the mere authorization or issuance of additional shares of Common Stock, or of any other equity security (including any debt and/or equity instrument with debt and/or equity features, or any other security, in each case that is directly or indirectly convertible into or exercisable or exchangeable for any such equity security) having rights, preferences, or privileges that are senior to, on parity with, or junior to those of the Series BB Preferred or Series CC Preferred, shall not be deemed to adversely alter or change any right, preference, privilege or power of, or restriction provided for the benefit of the Series BB Preferred Stock or Series CC Preferred;

(iii) redeem, repurchase or pay any dividends on any shares of Preferred or any shares of a class or series of stock having rights, preferences or privileges ranking pari passu to the shares of Preferred (or any options or warrants or similar securities relating thereto);

(iv) increase or decrease, whether by reclassification or otherwise, the authorized number of shares of Series BB Preferred or effect any combination, split, reclassification of the outstanding shares of Series BB Preferred that results in an increase or decrease in the number of outstanding shares of Series BB Preferred; or

(v) change the Company’s primary line of business or engage in any new business not substantially related to the Company’s business as in existence at the Original Issue Date.

(b) In addition to any other rights provided by law, and to those rights provided to holders of Series BB Preferred Stock pursuant to Section 5(a) hereof, so long as least 1,000,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of Preferred remain outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 66-2/3% of the then outstanding voting power of the Preferred (such Preferred voting or acting by written consent as a single class, on an as converted to Common Stock basis, except as may otherwise be required by law):

(i) amend or repeal any provision of, or add any provision to, the Company’s Certificate of Incorporation or Bylaws if such action would (A) adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Preferred; (B) increase or decrease the authorized number of the Preferred; (C) authorize or issue any securities having (or reclassify any securities so that they will have) a preference or priority over, or on a parity with, the Preferred as to rights, privileges or powers provided for the Preferred in this Certificate of Incorporation; or (D) increase or decrease the authorized size of the Company’s board of directors;

(ii) effect a transaction described in Article V, Section 2(b) above, or sell, lease, or convey all or substantially all of the assets of the Company or otherwise effect a recapitalization or reorganization of the Company; provided that, in the case of a transaction described in Section 2(b) or the sale, lease, or conveyance of all or substantially all of the assets of the Company, the vote or consent of the holders of Preferred described above shall not be required if the aggregate value of the consideration allocable to the holders of Preferred in such transaction (such value to be determined in accordance with Article V, Section 5(c) below) equals or exceeds the aggregate liquidation preference that would then be allocable (unless deemed not a Liquidation by the holders of Preferred) with respect to all outstanding shares of Preferred pursuant to Article V, Section 2(a)(i);

(iii) effect a transaction with any of P. Venkat Ragan, Suman Kumar Inala, Ramakrishna Satyavolu or P. Sreeranga Rajan (each such individual a “Founder”) outside the ordinary course of the Company’s business except pursuant to the exercise of the Company’s stock repurchase rights in any agreement between the Company and any of the Company’s Founders; or

(iv) pay or declare any dividend on any shares of Preferred or Common Stock or apply any of its assets to the redemption, retirement, purchase or acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of Preferred or Common Stock except (A) as expressly permitted herein and (B) from employees or consultants of the Company upon termination of employment or association pursuant to the terms of restrictive stock purchase agreements providing for the repurchase of such shares at cost entered into with such employees or consultants.

(c) Consideration Valuation. For purposes of Article V, Section 5(b)(ii), the aggregate value of the consideration to be paid in a transaction described in such section shall be determined as follows:

(i) Cash consideration shall be valued at its face amount.

(ii) Consideration consisting of securities described in Section 2(c)(i)(A) and 2(c)(i) (B), shall be valued as provided in such sections.

(iii) In the event that the consideration shall include securities or assets other than as provided in Sections 5(c)(i) and (ii) above (“Other Consideration”), then the Company shall, prior to the consummation of the transaction, provide written notice to the holders of Preferred describing the types of consideration to be paid in the transaction (the “Transaction Notice”), which notice shall include the Board of Directors’ good faith determination of the value of the Other Consideration. The Other Consideration shall have the value determined in good faith by the Company’s Board of Directors; provided, however, that upon the delivery to the Company prior to the tenth (10th) business day following delivery of the Transaction Notice of a written request for appraisal by the holders of a majority of the then outstanding shares of Preferred (the “Appraisal Request”), such other types of consideration shall be valued by appraisal. The appraisor shall be selected by the mutual agreement between the Company and the holders of a majority of the shares of Preferred. In the event the Company and the holders of a majority of the shares of Preferred have not agreed upon such appraisor within five (5) business days of the Company’s receipt of the

Appraisal Request, then each of the Company and the holders of a majority of the shares of Preferred shall select a Qualified Appraisor (as defined below) prior to the tenth (10th) business day after the Company’s receipt of the Appraisal Request; provided, that if either the Company or the holders of Preferred fail to select a Qualified Appraisor prior to such tenth (10th) business day, then the appraisor chosen by the other party shall conduct the appraisal. The appraisors chosen by the Company and the holders of Preferred shall mutually agree upon a third Qualified Appraisor, which appraisor shall conduct the appraisal. The third appraisor shall use its reasonable best efforts to complete the appraisal within thirty (30) business days of the Appraisal Request. The Company and the holders of Preferred shall equally share the costs of the appraisors. “Qualified Appraisor” shall mean an appraisor of national standing.

6. Voting Rights.

(a) Generally. Holders of the Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to vote, together with the holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote. Except as otherwise required by law or by Section 5 or 6(b) hereof, the holder of each share of Common Stock issued and outstanding shall have one vote, and the holder of each share of Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is effective, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.

(b) Election of Directors.

(i) As long as at least ten percent (10%) of the shares of Series AA Preferred originally issued remain outstanding, the holders of such shares of Series AA Preferred shall be entitled to elect three (3) directors of the Company at each annual election of directors (each, a “Series AA Preferred Director”). As long as at least ten percent (10%) of the shares of Series BB Preferred originally issued remain outstanding, the holders of such shares of Series BB Preferred shall be entitled to elect one (1) director of the Company at each annual election of directors (the “Series BB Preferred Director”). The holders of outstanding Common Stock shall be entitled to elect two (2) directors of the Company at each annual election of directors (each, a “Common Director”). The holders of Preferred and Common Stock, voting together as a single class and on an as-converted to Common Stock basis, by the affirmative vote of at least 66-2/3% of the then outstanding shares of Preferred and Common Stock thereof, shall be entitled to elect two (2) directors of the Company at each annual election of directors (each such director, a “At Large Director”), one of whom shall not be employed by, or an officer, director or affiliate of, the Company or any shareholder.

(ii) In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 6(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant; provided, however, that in the case of any such vacancy in the office of an At Large Director, the votes of (A) the Series BB Preferred Director and at least one of the Series AA Preferred Directors, and (B) at least one Common Director shall be required to elect any successor thereto. Any director who shall have been elected by the holders of a class or series of stock (or by any directors so elected as provided in the immediately preceding sentence hereof) may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to such written consent; provided, however, that no At Large Director shall be removed from office, or any vacancy filled resulting from such a removal, without the approval of the holders of at least 75% of the Preferred and Common Stock, voting together as a single class and on an as-converted to Common Stock basis.

ARTICLE VI.

The Company is to have perpetual existence.

ARTICLE VII.

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Company shall so provide.

ARTICLE VIII.

The number of directors which constitute the whole Board of Directors shall be eight (8).

ARTICLE IX.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

ARTICLE X.

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company.

3. Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XII.

Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Company, may (except as otherwise provided in Section 6(b)(ii) of Article V) be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

ARTICLE XIII.

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE XIV.

Subject to Article V, Section 5 hereof, the affirmative vote of the holders of at least 66-2/3% of the Preferred and Common Stock, voting together as a single class and on an as converted to Common Stock basis shall be required to amend or repeal this Eleventh Amended and Restated Certificate of Incorporation.

ARTICLE XV.

The affirmative vote of the holders of at least 66-2/3% of the Preferred and Common Stock, voting together as a single class and on an as converted to Common Stock basis, shall be required to (A) amend the Company’s Bylaws, (B) to approve a merger or consolidation of which the Company is one of the constituent parties and (C) to approve a sale or transfer of all or substantially all of the assets of the Company.

ARTICLE XVI.

Except to the extent prohibited by applicable law, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any (i) holder of Series AA Preferred, Series BB Preferred, Series CC Preferred or Series DD Preferred of the Company or holder of Common Stock of the Company issued upon conversion of shares of previously outstanding Series AA Preferred, Series BB Preferred, Series CC Preferred, Series DD Preferred or Series D Preferred Stock (subject to the immediately following sentence, any such holder, an “Investor”), (ii) affiliate of an Investor or (iii) director designated for election to the Board of Directors by an Investor (such director, an “Investor Designee”) (all such parties referred to in clauses (i), (ii) and (iii) above collectively, the “Investor Parties”) at any time that an Investor Designee sits on the Board of Directors or that an Investor holds any equity securities of the Company. Notwithstanding anything to the contrary herein, no officer or employee of the Company or any of its subsidiaries shall be deemed an “Investor” for purposes of this Article XVI. Without limiting the foregoing renunciation, the Company acknowledges that the Investor Parties are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Company’s businesses (“Competing Businesses”), and agrees that the Investor Parties shall have the right to make additional investments in or have relationships with other Competing Businesses independent of their investments in the Company. No Investor Party that is a director of the Company shall be obligated to present to the Company any particular investment opportunity that such director gains access to other than by reason of such director’s status as a director of the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and such director shall continue to have the right to take for such director’s own respective account or to recommend to others any such particular investment opportunity. The provisions of this Article XVI shall in no way limit or eliminate any Investor Party’s duties, responsibilities and obligations with respect to the protection of any proprietary information of the Company (including information regarding any such investment opportunity that such Investor Party gains access to as a result of having an Investor Designee, including any applicable duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit).

IN WITNESS WHEREOF, the Company has caused this Eleventh Amended and Restated Certificate of Incorporation to be signed by Jim Frankola, its Senior Vice President and Chief Financial Officer, effective as of April 27, 2012.

YODLEE, INC.

By:	/s/ Jim Frankola
Jim Frankola
Senior Vice President and Chief Financial Officer